Exhibit 10.2

                    MEMORANDUM AND CONTRACT OF UNDERSTANDING


Based upon discussions and correspondence between OmniVision Africa Ltd. of the British Virgin Islands and Singapore (herein referred to as "OVA") and CableVision (Africa) Ltd. ( herein referred to as "CVA") of Dar Es Salaam, Tanzania, the following Memorandum and Contract of Understanding is provided in order to outline a joint co-operation of a Wireless Cable TV Distribution and Telecommunications Systems in Tanzania. This Memorandum of Understanding is formulated under which OVA and CVA (herein referred to as the "Parties") will enter into the Joint Venture.

1. It is agreed by the parties that OmniVision Tanzania Ltd. ( herein referred to as "OVT") or other name as may be agreed upon will be incorporated to establish a Wireless Cable TV Distribution System in Tanzania.

2. It is understood that OVA has a period of sixty (60) days beginning on the date of the last signature date below, within which to complete a due diligence and sign a formal agreement (based on the clauses below) with CVA setting out the parties respective rights and obligations for the joint venture.

3. CVA intends not to engage in any discussions or agreements relating to the Wireless Cable TV distribution system in Tanzania with any other individuals, companies, or entities during the ninety day discussion period outlined above.

4. Both parties agree that this agreement and any future agreements will remain confidential.

5. The parties agree that this agreement and any future agreements between the parties will incorporate the following terms:

5.1 The parties will incorporate a limited liability company in Tanzania under the name of OmniVision Tanzania Ltd. or any other name agreed upon for the purposes of conducting the Joint Venture.

5.2 It is understood that CableVision (Africa) Ltd., being the parent company of Coast Television Network Ltd. ( herein referred to as " CTN") and SkyVision, will apply for the necessary licenses from the relevant Tanzanian authorities and will transfer these relevant licenses to the Joint Venture Company once the formal Joint Venture Agreement is signed.

5.3 CVA, from time to time, will provide any local facilitation necessary, pertaining to the above project. Facilitation may include: local transportation, the procurement of local personnel; the procurement of technical support; introductions; foreign currency exchange facilitation and assistance in repatriating profits of OmniVision Tanzania Ltd.


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5.4 CVA will provide OmniVision  Tanzania Ltd. access and use of CTN's broadcast facilities in Dar Es Salaam. This access shall include, but not limited to, access to the buildings' roof top transmit site.

5.5 15 % ( fifteen percent) of the share capital of the Joint Venture Company shall be allotted to CVA against payment of a nominal amount in consideration of the efforts of CVA in obtaining the required licenses and MMDS frequency to operate 7 channels of Pay TV service from the relevant Tanzanian authorities. An additional 5% (five percent) shall be allocated to CTN and/or Sumaria Holdings Ltd. if the frequency allocated by the Tanzania Broadcast Council to the OmniVision Tanzania Ltd (the Joint Venture Company) comprises the entire MMDS bandwidth between 2.52 to 2.65 Ghz (representing at least 14 channels of 8 MHz per channel).

5.6 OVA will provide the equipment, financing, operating capital, management and management information systems required for the operation of the Wireless Cable TV Distribution System and subject to feasibility, for the operation of any other telecommunications related projects in Tanzania. In furtherance of the objective of this clause, the Board of Directors of OVG will determine the investment requirements in order to maximize the potential returns to the joint venture.

5.7 OVA will grant to CVA. or any of its affiliates the option of increasing its shareholding by an additional maximum amount of 15% (fifteen percent) on a pro-rata basis in the Joint Venture by providing additional equity above and beyond the terms and conditions as outlined in the formal Joint Venture Agreement.

5.8 16% of the  shares  of the  joint  venture  will be held by  Cable  Holdings
Tanzania

5.9 In consideration of the programming and operational management services provided by OVA to OVT. OVT will pay to OVA a fee equal to six (6) percent of the gross monthly subscription fees received by the OVT from subscribers of the wireless pay television network.

5.10 The Board of  Directors  of the  Company  shall  comprise of a maximum of 5
(five) members, two (2) of whom shall be appointed by CVA , one (1) by Cable Holdings Tanzania and two (2) by OVA.

5.11 The directors shall each receive a monthly remuneration as shall from time to time be determined by the Board of Directors.

6. Any costs,  expenses,  or  liabilities  incurred by either of OVA or CVA as a
result  of  the   negotiation   of  this   Memorandum   of   Undertaking,   it's
implementation,  amendment,  or expansion


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shall be borne by each company and/or  individual  separately  and  individually other than as set out above. The parties shall not be liable or obligated to each other for such expenses.


7. For the purposes of this agreement, including the giving of notices in terms hereof and the serving of legal process, the parties choose as the address at which they accept delivery of all notices and process as follows:

7.1 OVA.................at: 20 Bideford, #07-01 Wellington Building, Singapore

7.2 CVA ................at: PO Box 3016 Dar Es Salaam, Tanzania

8. A Party may at any time change its address aforesaid by notice in writing.

9. It is understood that upon the signing of this Memorandum of Understanding, that OVA will provide CVA with the necessary license applications and technical details in order to assist CVA with the necessary documentation to pursue the necessary licenses.

9.1 It is understood that the license application has been prepared by OVA and that the application is being disclosed to CVA for license application purposes only. CVA agrees that they will not use or exploit the application in any manner or establish any venture embodying or reflecting such application or its salient elements unless CVA and OVA have entered into a Joint Venture Agreement setting forth the manner in which CVA may use the application or its salient elements.

9.2 CVA agrees to hold the application, and all related information and discussions, in strict confidence, except that CVA may disclose the application to the relevant government bodies to adequately evaluate the licensing of the Wireless Pay TV Project.

9.3 CVA agrees that OVA reserves all rights in and to the license application. No part of the application, any related information and/or discussions thereon may be reproduced, stored in retrieval, or re-transmitted, in any form or by any means, electronic, mechanical, photocopied, recorded, or otherwise without prior express written permission of OVA. CVA agrees to return all originals and all copies of the license application upon request or upon conclusion of CVA's review and evaluation thereof.

9.4 CVA acknowledges and agrees that, because of the unique nature of the business, OVA would be irreparably harmed if CVA were to disclose or use the application or its business plan in violation to this agreement.

10. It is agreed by both parties that due to the great distances separating the parties and the time urgency in concluding this agreement, that fax copies shall be deemed to be acceptable and binding. Fax copies must be sent to the following:

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10.1 OVA...............at: 1-604-988-2083 and 1-604-488-0991, Vancouver, Canada

10.2 CVA ..............at: 255-51-113113, Dar Es Salaam,  Tanzania



SIGNED AND SEALED THIS ________ DAY OF ___________1998 BY THE RESPECTIVE PARTIES AS FOLLOWS:




_______________________________________________               CORPORATE SEAL
FOR:
OMNIVISION AFRICA LTD
Director, Duly authorized




______________________________________________                CORPORATE SEAL

FOR:
CABLEVISION (AFRICA) LTD.
Director, Duly authorized